EXHIBIT 99.1

Empire Petroleum Corporation Announces Final Closing of the Operated

New Mexico Oil and Gas Assets from ExxonMobil

•	Acquires Permian Basin upstream assets in the Eunice Monument Field

•	Addition of 48,000 held-by-production acres; production of ~1,100 BOEPD

TULSA, Okla.–(BUSINESS WIRE)–Empire Petroleum Corporation (“Empire”) (OTCQB:EMPR) announced today that it has acquired producing oil and gas assets and related gathering assets located in Lea County, New Mexico through its wholly owned subsidiary, Empire New Mexico LLC (“Empire New Mexico”). The assets were acquired from ExxonMobil Corporation’s (NYSE:XOM) XTO Holdings, LLC (“Sellers”), in a transaction that has been previously reported by Empire in its filings with the Securities and Exchange Commission.

The acquired operated assets are comprised of ~700 gross oil, gas, and injector wells and encompass approximately ~40,000 net acres of Permian leasehold. The properties are characterized by high working and net revenue interests, producing approximately 1,100 net BOEPD (Barrels of Oil Equivalent per Day) with sixty-seven percent being oil.

The Eunice Monument (also “EMSU”) and Arrowhead Grayburg fields (also “AGU”) are located on the northwestern edge of the Permian Basin’s Central Basin Platform in southeastern Lea County, New Mexico, approximately 15 miles southwest of the city of Hobbs. The EMSU field was discovered on March 21, 1929, with the majority of field development occurring from 1934 through 1937 as the 2nd largest carbonate reservoir in the Texas-New Mexico Permian area. USGS estimates that known recoverable efficiency in the Eunice Field and surrounding satellites at close to forty percent with Primary and Secondary recovery of an estimated 4.5 billion Original Oil barrels in Place “OOIP” making Eunice Monument one of the largest fields in the United States. The well development in the Eunice Monument South Unit was on 40-acre spacing. The field was produced under primary means until unitization of the field occurred in February 1985 as a Secondary Waterflood. The productive intervals at Eunice are mostly the Queen, San Andres and Grayburg formations.

In connection with financing of the acquisition, Empire New Mexico entered into a $16.25 Million senior secured convertible note with Energy Evolution Master Fund, Ltd at 3.8% per annum interest.

“We believe the EMSU and surrounding acquired fields have a significant resource base,” stated Mike Morrisett, President of Empire Petroleum. “In our view, these assets have current infill drilling and return-to-production well potential that should shortly enhance daily production. We thank our major and core shareholders in providing 100% of the capital to close this key accretive transaction for Empire. We are also excited to have retained the existing Sellers’ team that has successfully run the field for several years. With this acquisition Empire operates in five states, with an aggregate of over 100,000 net leasehold acres and ~1800 net BOEPD”.

Empire CEO Tommy Pritchard added, “This acquisition is a terrific example of what Empire looks to manage in their assets: mature producing oil properties with predictable, long life production with significant upside potential. Looking towards the future, the geologic location of the Permian EMSU and AGU holds 23,400 acres of residual oil zone potential (“ROZ”). The pipeline of growth opportunities around EMSU and AGU remains robust, and we are currently evaluating additional deal flow with a focus on building scale in the Permian.”

About Empire Petroleum Corporation

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in Texas, Louisiana, North Dakota, Montana and New Mexico. Management is focused on targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. Empire looks for assets where its operational team can deploy rigorous field/well management techniques to reduce unit operating costs and improve margins while optimizing production.

FORWARD LOOKING STATEMENTS

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that Empire expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Empire, see Empire’s Form 10-K for the fiscal year ended December 31, 2020.

Contacts
Tommy Pritchard, CEO
Mike Morrisett, President

539-444-8002